Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

CONSTAR RECEIVES $25.1 MILLION IN SETTLEMENT OF

OXBAR® INFRINGEMENT ACTION

Philadelphia, PA – November 1, 2004 — Constar International Inc. (NASDAQ: CNST) announced today that it has settled its Oxbar® patent infringement action against Continental PET Technologies, Inc. Constar was paid $25.1 million, which will be applied to Constar’s revolving loan facility. In addition, Constar has granted Continental PET Technologies, Inc. and its former parent company, Owens-Illinois, Inc., global licenses to multilayer applications of the Oxbar® patents.

Constar also announced the settlement of its related litigation with Chevron Phillips Chemical Company LP. The parties have entered into a new license going forward that grants Chevron Phillips Chemical rights to practice the Oxbar® patents, but not for rigid polyester packages such as PET containers.

Michael Hoffman, Constar’s President and Chief Executive Officer, commented, “We are pleased to have brought this action to a successful conclusion. This is an important validation of our ownership rights to what we believe is the best oxygen barrier technology available for PET containers. However, we believe that other parties are infringing our oxygen scavenging patents, and we hope that this settlement will motivate them to negotiate for a license. We will continue to defend our patents aggressively.”

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws regarding the potential licensing of oxygen scavenging technology and Constar’s intention to defend its patents. There can be no assurance that Constar will be successful in licensing its technologies or in any litigation regarding its patents. Other important factors are discussed under the caption “Cautionary Statement Regarding Forward-Looking Statements” in Constar’s Annual Report on Form 10-K for the year ended December 31, 2003 and in subsequent filings. Constar does not intend to review or revise any particular forward-looking statement in light of future events.

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About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information, contact:

William S. Rymer, Executive Vice President and Chief Financial Officer, (215) 698-5095

Ed Bisno, Bisno Communications, (917) 881-5441

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